EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Minerals Technologies Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-160002, 33-59080, 333-62739, 333-138245 and 333-206244) on Form S-8 of Minerals Technologies Inc. of our reports dated February 15, 2019, with respect to the consolidated balance sheets of Minerals Technologies, Inc. as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Minerals Technologies Inc.

/s/ KPMG LLP

New York, New York
February 15, 2019